EXHIBIT 99


 FOR IMMEDIATE RELEASE
 August 22, 1998


 NORFOLK SOUTHERN AND CSX EXERCISE CONTROL OF CONRAIL

 NORFOLK and RICHMOND, VA   Norfolk Southern Corporation (NYSE: NSC) and CSX
 Corporation (NYSE: CSX) today terminated the voting trust that had held their shares of Conrail during the regulatory review and approval process. The event has no immediate effect on railroad operations of Conrail, NS or CSX, although it allows planning for the railroad integration process to move ahead.

      In addition, the following executives of NS and CSX were elected new directors of Conrail, replacing the current directors who resigned effective today: John W. Snow, chairman, president and chief executive officer of CSX; David R. Goode, chairman, president and chief executive officer of NS; Alvin R. "Pete" Carpenter, president and chief executive officer of CSX Transportation Inc.; Mark G. Aron, executive vice president-law and public affairs, CSX; Paul R. Goodwin, executive vice president-finance and chief financial officer, CSX; James C. Bishop Jr., executive vice president-law, NS; Stephen C. Tobias, vice chairman and chief operating officer, NS; and Henry C. Wolf, vice chairman and chief financial officer, NS.

      "This latest milestone of the transaction   'Control Date'   brings us
 closer to creating a revitalized and competitive eastern rail system. We are looking forward to demonstrating the substantial benefits of safe, reliable, single-line service, but we are being very mindful of implementing this combination in the right way at the right time," said John W. Snow.


                                    MORE

      "CSX and Norfolk Southern continue to work hard to make sure that integration and operation of the Conrail system into our respective rail networks occur as safely and seamlessly as possible," said David R. Goode. "At both companies, hundreds of people have been dedicated to all aspects of the transaction to ensure that we have the resources and ability to operate our portions of Conrail efficiently and effectively. We will go the extra mile to ensure the transaction has positive impacts on customer service," he added.

      The Surface Transportation Board's July 23 order permits Norfolk Southern to operate about 7,200 miles of Conrail routes, creating a 21,600-mile rail system serving 22 states in the East, as well as the District of Columbia and the Province of Ontario, Canada. CSX will be permitted to operate approximately 4,000 miles of Conrail routes, resulting in a 22,300-mile rail system serving 23 states east of the Mississippi, the District of Columbia and Montreal and Ontario, Canada. The transaction will bring competitive freight rail service to the Northeast for the first time in more than 20 years.

      CSX Corporation, based in Richmond, Va., is an international transportation company providing rail, intermodal, container-shipping and contract logistics services worldwide.

      Norfolk Southern Corporation, with headquarters in Norfolk, Va., owns a rail carrier that provides transportation services connecting shippers and receivers of raw materials, intermediate products and finished goods to the marketplaces of the world.

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